Exhibit 5.1

McCarthy Tétrault LLP
Suite 2400, 745 Thurlow Street
Vancouver BC V6E 0C5
Canada
Tel:	604-643-7100
Fax:	604-643-7900

February 1, 2023

Ritchie Bros. Auctioneers Incorporated
9500 Glenlyon Parkway
Burnaby, British Columbia, Canada
V5J 0C6

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-4 of Ritchie Bros. Auctioneers Incorporated

We have acted as Canadian counsel to Ritchie Bros. Auctioneers Incorporated (the “Company”), a company governed by the Canada Business Corporations Act, in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the proposed issuance of common shares of the Company (the “Shares”) in connection with the proposed mergers contemplated by the agreement and plan of merger and reorganization dated as of November 7, 2022, as amended on January 22, 2023 (as amended, the “Merger Agreement”), among Ritchie Bros. Holdings Inc. (“US Holdings”), a Washington corporation and a direct and indirect wholly owned subsidiary of the Company, Impala Merger Sub I, LLC (“Merger Sub 1”), a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings, Impala Merger Sub II, LLC (“Merger Sub 2”), a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings, and IAA, Inc. (“IAA”), a Delaware corporation. Upon the terms and subject to the conditions set forth in the Merger Agreement, (i) Merger Sub 1 will be merged with and into IAA (the “First Merger”), with IAA surviving as an indirect wholly owned subsidiary of the Company and a direct wholly owned subsidiary of US Holdings (the “Surviving Corporation”) and (ii) immediately following the consummation of the First Merger, the Surviving Corporation will be merged with and into Merger Sub 2, with Merger Sub 2 surviving as a direct wholly owned subsidiary of US Holdings.

Pursuant to the terms of the Merger Agreement, each share of IAA common stock, par value $0.01 per share (“IAA Common Stock”), issued and outstanding immediately prior to the effective time of the First Merger (the “Effective Time”) (excluding any shares of IAA Common Stock held by IAA as treasury stock, owned by the Company, US Holdings, Merger Sub 1 and Merger Sub 2 immediately prior to the Effective Time, or owned by stockholders of IAA who have validly demanded and not withdrawn appraisal rights in accordance with Section 262 of the Delaware General Corporation Law) will be converted automatically into the right to receive: (i) 0.5252 of a Share and (ii) $12.80 in cash, without interest.

This opinion is being delivered in connection with the Registration Statement, in which this opinion appears as an exhibit.

Scope of Review

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto). We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Opinion

Based and relying upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours very truly,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP